Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-135912, 333-76179, 333-64109, and 333-27825) on Form S-3, (Nos. 333-90749, 333-46687, and 333-15413) on Form S-3, as amended, (Nos. 333-40313 and 333-81039) on Form S-4, as amended, (Nos. 333-145495, 333-62148, 333-74647, 333-35049, and 333-176219) on Form S-8, and (No. 333-197284) on Form S-8, as amended, of CBIZ, Inc. of our report dated February 25, 2022, with respect to the consolidated financial statements of CBIZ, Inc., and the effectiveness of internal control over financial reporting which report appears in the Form 10-K of CBIZ, Inc. dated February 25, 2022.

/s/ KPMG LLP
Cleveland, Ohio
February 25, 2022